Exhibit 99.1

Bank of the Ozarks, Inc. Completes Acquisition of Genala Banc, Inc. in Geneva, Alabama

LITTLE ROCK, Ark.--(BUSINESS WIRE)--December 31, 2012--Bank of the Ozarks, Inc. (NASDAQ: OZRK) announced today completion of its acquisition of Genala Banc, Inc. pursuant to a previously announced definitive agreement and plan of merger whereby Genala Banc, Inc. merged into Bank of the Ozarks, Inc. effective December 31, 2012 in a transaction valued at approximately $27.5 million, based on the closing price of Bank of the Ozarks, Inc. common stock on December 28, 2012, the last business day before the merger.

Bank of the Ozarks, Inc. issued 423,616 shares of its common stock valued at approximately $14.1 million as of December 28, 2012, plus approximately $13.4 million in cash for all outstanding shares of Genala Banc, Inc. common stock. The transaction is accretive to the Company’s book value per common share and tangible book value per common share and is expected to be immediately accretive to diluted earnings per common share.

Genala Banc, Inc. was the holding company for The Citizens Bank, which operated one banking office in Geneva, Alabama. Simultaneous with the closing of the transaction in which Genala Banc, Inc. merged into Bank of the Ozarks, Inc., The Citizens Bank merged into the Company’s wholly-owned bank subsidiary, Bank of the Ozarks.

Jerome Parrish, a 20-year veteran of The Citizens Bank was named Geneva Market President and will oversee banking operations for Bank of the Ozarks in Geneva. The Citizens Bank’s long-time president Roy G. Dowdy, Jr. previously announced his retirement to occur in conjunction with the closing of the transaction.

Bank of the Ozarks, Inc. is a bank holding company with $3.82 billion in total assets as of September 30, 2012 and trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 117 offices in Arkansas, Georgia, Texas, Florida, Alabama, North Carolina and South Carolina. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217